UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 10, 2013

FS Investment Corporation

(Exact name of Registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation)	814-00757 (Commission File Number)	26-1630040 (I.R.S. Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania (Address of principal executive offices)	19104 (Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On September 10, 2013, the board of directors (the “Board”) of FS Investment Corporation (the “Company”) declared a regular monthly cash distribution of $0.06975 per share.  The monthly distribution will be paid on September 30, 2013 to stockholders of record on September 27, 2013.

Certain Information about Distributions

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. The Company intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on shares of the Company’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2013, the Board increased the size of the Board and appointed Pedro A. Ramos as a new member of the Board, effective as of such date. Mr. Ramos was appointed to serve for a term expiring at the Company’s 2014 annual meeting of stockholders.  Mr. Ramos was also appointed to serve as a member of the Company’s Nominating and Corporate Governance Committee.

Pursuant to the Company’s Amended and Restated Bylaws, the Board may modify the number of members of the Board. However, the number of directors may not be fewer than the minimum number required by the Maryland General Corporation Law or greater than twelve. With the appointment of Mr. Ramos, the size of the Board was increased to eleven directors, seven of whom are independent directors. The Company’s directors are elected annually for a term of one year, and serve until their successors are duly elected and qualified. Mr. Ramos has not been elected to serve as a member of the Board pursuant to any agreement or understanding with the Company or any other person.

Mr. Ramos will receive director fees consistent with the Company’s director compensation arrangement.

Set forth below is biographical information pertaining to Mr. Ramos:

Pedro A. Ramos, 48, is a partner with the law firm of Schnader Harrison Segal & Lewis, LLP (“Schnader”), where he advises clients in the business, nonprofit and government sectors, focusing on transactions, financings, compliance, risk management and investigations. From June 2009 until the firm’s attorneys joined Schnader in August 2013, Mr. Ramos was a partner with the law firm of Trujillo, Rodriguez & Richards, LLC and led the firm's government, education and social sector practice. From June 2007 to June 2009, Mr. Ramos was a partner with the law firm of Blank Rome LLP in its employment, benefits and labor group and its government relations practice. Mr. Ramos previously served as Managing Director of the City of Philadelphia from April 2005 to June 2007 and as City Solicitor from March 2004 to April 2005. Before working for the City of Philadelphia, Mr. Ramos served as vice president and chief of staff to the president of the University of Pennsylvania from January 2002 to March 2004. From September 1992 to January 2002, Mr. Ramos served as an attorney with the law firm of Ballard Spahr Andrews & Ingersoll, LLP in its employee benefits group. Since November 2011, Mr. Ramos has served as the chairman of the School Reform Commission, which oversees the School District of Philadelphia.  Mr. Ramos served on the Board of the School District of Philadelphia from December 1995 through December 2001, with his last two years as president of that board. Mr. Ramos serves on several civic and professional associations and is a member of the boards of Project H.O.M.E., the Philadelphia Zoo, the Independence Foundation, the Ed Snider Youth Hockey Foundation and CDC Development Solutions. Mr. Ramos graduated cum laude with a J.D. from the University of Michigan Law School and graduated with a B.A. from the University of Pennsylvania.

The Board determined that Mr. Ramos’s extensive service in the private and public sectors provided him with experience that would be beneficial to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation

Date:	September 12, 2013	By:	/s/ Michael C. Forman
Michael C. Forman
Chief Executive Officer